FIled Pursuant to Rule 424(b)(3)

Registration No. 333-262293

PROSPECTUS

Trinity Place Holdings Inc.

2,539,473 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 2,539,473 shares of common stock of Trinity Place Holdings Inc., or the common stock, which have been acquired by the selling stockholders identified herein, and that we are registering for resale as required by the terms of the registration rights agreement entered into between such selling stockholders and us, or the Registration Rights Agreement, as described in the section of this prospectus entitled “The Private Placement Agreement and Certain Related Transactions.”

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We do not know when or in what amount the selling stockholders may offer the shares for sale.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock by them.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 7 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The common stock is listed on the NYSE American LLC, or NYSE American, under the symbol “TPHS.” The last reported sale price of the common stock on the NYSE American on January 20, 2022 was $1.75 per share.

Investing in the common stock involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety, before you decide whether or not to make an investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2022

Neither we nor the selling stockholders have authorized any other person to provide any information other than that contained in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, “Trinity,” the “Company,” “we,” “us” and “our” refer to Trinity Place Holdings Inc., a Delaware corporation, and its subsidiaries and predecessor company.

We have not authorized anyone to provide you with any information other than in this prospectus and the information incorporated by reference herein. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. The shares of common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, and you should assume that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from us. See “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to management. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions. In addition, in some cases, you can identify forward-looking statements by words or phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others:

•	risks and uncertainties as to the terms, timing, structure, benefits and costs of any capital raising or strategic transaction and whether one will be consummated on terms acceptable to us or at all;
•	our limited cash resources, generation of minimal revenues from operations, and our reliance on external sources of financing to fund operations in the future;
•	our ability to execute our business plan, including as it relates to the development of our largest asset, a property located at 77 Greenwich Street in Lower Manhattan, or 77 Greenwich;
•	risks associated with our debt, including the risk of defaults on our obligations and debt service requirements;
•	risks associated with covenant restrictions in our loan documents that could limit our flexibility to execute our business plan;
•	the impact of COVID-19;
•	adverse trends in the New York City residential condominium market;
•	general economic and business conditions, including with respect to real estate, and their effect on the New York City real estate market in particular;

•	our ability to obtain additional financing and refinance existing loans and on favorable terms;
•	our investment in property development may be more costly than anticipated and investment returns from our properties planned to be developed may be less than anticipated;
•	our ability to enter into new leases and renew existing leases with tenants at our commercial and residential properties;
•	we may acquire properties subject to unknown or known liabilities, with limited or no recourse to the seller;
•	risks associated with the effect that rent stabilization regulations may have on our ability to raise and collect rents;
•	competition for new acquisitions and investments;
•	risks associated with acquisitions and investments in owned and leased real estate;
•	risks associated with joint ventures;
•	our ability to maintain certain state tax benefits with respect to certain of our properties;
•	our ability to obtain required permits, site plan approvals and/or other governmental approvals in connection with the development or redevelopment of our properties;
•	costs associated with complying with environmental laws and environmental contamination, as well as the Americans with Disabilities Act or other safety regulations and requirements;
•	loss of key personnel;
•	the effects of new tax laws;
•	our ability to utilize our net operating loss carryforwards, or NOLs, to offset future taxable income and capital gains for U.S. Federal, state and local income tax purposes;
•	risks associated with current political and economic uncertainty, and developments related to the outbreak of contagious diseases;
•	risks associated with breaches of information technology systems;
•	stock price volatility and other risks associated with a lightly traded stock;
•	stockholders may be diluted by the issuance of additional shares of common stock or securities convertible into common stock in the future;
•	a declining stock price may make it more difficult to raise capital in the future;
•	the influence of certain significant stockholders;
•

limitations in our charter on transactions in our common stock by substantial stockholders, designed to protect our ability to utilize our NOLs and certain other tax attributes, may not succeed and/or may limit the liquidity of our common stock;

•	certain provisions in our charter documents and Delaware law may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us;
•	certain provisions in our charter documents may have the effect of limiting our stockholders’ ability to obtain a favorable judicial forum for certain disputes; and

•	unanticipated difficulties which may arise and other factors which may be outside our control or that are not currently known to us or which we believe are not material.

In evaluating such statements, you should specifically consider the risks identified under the section entitled “Risk Factors” in our 2020 Annual Report for the year ended December 31, 2020, as filed with the Securities and Exchange Commission, or SEC, on March 31, 2021, subsequent Quarterly Reports on Form 10-Q and under the section entitled “Risk Factors” in this prospectus and in any prospectus supplement, any of which could cause actual results to differ materially from the anticipated results. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those contemplated by any forward looking statements. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere described in this prospectus and other reports filed with the SEC. All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important. We have selected highlights of material aspects of our business to be included in this summary. You should read this entire prospectus, including the information incorporated by reference in this prospectus, which includes the description of our business and the information provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Investing in our common stock involves risks. Therefore, you should carefully consider the information provided under the heading “Risk Factors” in this prospectus and in the other reports that we file with the SEC.

Company Overview

Trinity Place Holdings Inc., which we refer to in this report as “Trinity,” “we,” “our,” or “us”, is a real estate holding, investment, development and asset management company. Our largest asset is currently a property located at 77 Greenwich Street in Lower Manhattan, or 77 Greenwich. 77 Greenwich is under development as a mixed-use project consisting of a 90-unit residential condominium tower, retail space and a New York City elementary school. We also own a recently built 105-unit, 12-story multi-family property located at 237 11th Street in Brooklyn, New York, or 237 11th, acquired in May 2018, and, through joint ventures, a 50% interest in a recently built 95-unit multi-family property known as The Berkley, located at 223 North 8th Street, Brooklyn, or The Berkley, and a 10% interest in a recently built 234-unit multi-family property located one block from The Berkley at 250 North 10th Street, or 250 North 10th, acquired in January 2020, also in Brooklyn, New York. In addition, we own a property occupied by retail tenants in Paramus, New Jersey. We also control a variety of intellectual property assets focused on the consumer sector, a legacy of our predecessor, Syms Corp., or Syms, including FilenesBasement.com, our rights to the Stanley Blacker® brand, as well as the intellectual property associated with the Running of the Brides® event and An Educated Consumer is Our Best Customer® slogan. In addition, we had approximately $244.3 million of federal net operating loss carryforwards, or NOLs, at September 30, 2021, which can be used to reduce our future taxable income and capital gains.

Company Information

Trinity Place Holdings Inc. was incorporated in Delaware immediately prior to the effective date of the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries, or the Plan. Our principal executive offices are located at 340 Madison Avenue, Suite 3C, New York, New York 10173. The Company’s telephone number at such address is (212) 235-2190. Our corporate website address is www.trinityplaceholdings.com. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the “Financials” tab on our website. Other than the documents listed in “Incorporation by Reference,” the information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporate by reference herein. Our common stock is listed on the NYSE American under the symbol “TPHS.”

The Offering
Background	We agreed to file a registration statement, of which this prospectus forms a part, with the SEC to register the sale of our common stock held by the selling stockholders named in this prospectus. See “Selling Stockholders.”

Shares of Common Stock Offered by the Selling Stockholders	Up to 2,539,473 shares

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

NYSE American Symbol	TPHS

RISK FACTORS

Investing in the common stock involves a high degree of risk. You should carefully consider the specific risk factors set forth under “Risk Factors” in Item 1A of Part I of our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K that we file after the date of this prospectus, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before deciding whether to invest in the common stock. For more information, see “Incorporation by Reference.” The risks and uncertainties described in this prospectus and the documents incorporated by reference in this prospectus are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.

USE OF PROCEEDS

This prospectus relates to 2,539,473 shares of common stock which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiation between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders with respect to the shares offered for sale by such selling stockholders.

THE PRIVATE PLACEMENT AGREEMENT AND CERTAIN RELATED TRANSACTIONS

On October 22, 2021, we entered into investment agreements with each of the selling stockholders, or the Private Placement Agreement. Pursuant to the Private Placement Agreement, we issued an aggregate of 2,539,473 shares to the selling stockholders at a price of $1.90 per share, for gross proceeds to the Company of $4,825,000.

Pursuant to the Private Placement Agreement, we agreed to enter into a registration rights agreement with the selling stockholders, or the Registration Rights Agreement, pursuant to which the selling stockholders received certain customary registration rights with respect to the shares of common stock acquired from the Company under the Private Placement Agreement. We have agreed to file this registration statement in accordance with the terms of the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, we are required to pay the registration expenses in connection with this registration statement.

Under the Private Placement Agreement, we agreed to indemnify the selling stockholders and their affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of the Private Placement Agreement or any of the transactions contemplated by such agreement, subject to limited exceptions.

SELLING STOCKHOLDERS

We are registering on behalf of the selling stockholders a total of 2,539,473 shares of common stock, as required by the terms of the Registration Rights Agreement. The selling stockholders identified below, or their respective permitted pledgees, donees, transferees, distributees or successors in interest, may sell or offer for sale from time to time any or all of the shares of common stock being registered hereunder.

The selling stockholders may transfer shares of common stock owned by them, and, subject to compliance with the other provisions of the Registration Rights Agreement, each of the selling stockholders may assign its respective registration rights under the Registration Rights Agreement to a purchaser of at least 50% of the shares of common stock owned by such selling stockholder and its affiliates as of the date of the Private Placement Agreement. When we refer to “selling stockholders” in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, permitted transferees, distributees, successors in interest and others who later come to hold any of the selling stockholders’ interests in shares of common stock other than through a public sale.

The following table sets forth, as of January 20, 2022, the name of the selling stockholders, the number of shares held of record or beneficially by the selling stockholders, and the number of shares that may be offered under this prospectus by the selling stockholders.

Beneficial ownership of a share of common stock is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

Based on information provided to us by the selling stockholders, each selling stockholder purchased the shares being offered for resale in the ordinary course of business and, at the time of purchase, such selling stockholder had no written or oral agreements or understandings, directly or indirectly, with any person to distribute the shares. Except as described in the table below, none of the selling stockholders holds or has held any position or office, or otherwise have or has had a material relationship, with the Company, or any of its predecessors or affiliates, within the past three years other than as a result of transactions involving the acquisition, and its ownership, of common stock.

The information in the table below is based on the information provided to us by the selling stockholders and as of the date the same was provided to us. Assuming that the selling stockholders sell all of the shares of common stock owned or beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Common Stock Owned Upon Completion of this Offering.” We cannot advise you as to whether or not the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.

The percentage of common stock owned as set forth in the following table is based upon 36,700,736 shares of common stock outstanding as of January 20, 2022.

Name of Selling Stockholders	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering (if greater than 1%) (1)
MFP Partners, L.P. 909 Third Avenue New York, NY 10022(2)	8,813,801	2,105,263	6,708,538	18.3%
GemCap Investment Funds (Ireland) PLC – Third Avenue Real Estate Value Fund c/o Third Avenue Management LLC 622 Third Avenue New York, NY 10017	1,418,151 (3)	434,210	983,941(3)	2.7(3)

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because we have been informed by the selling stockholders that there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be sold or that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(2)	MFP Investors LLC is an investment adviser and serves as the general partner of MFP Partners, L.P., or MFP Partners. Michael F. Price is the managing partner of MFP Partners and the managing member and controlling person of MFP Investors LLC. Alexander C. Matina, a director of the Company, is Vice President of Investments of MFP Investors LLC.
(3)	Does not include 5,096,285 shares of common stock, or approximately 13.9% of the Company’s outstanding common stock, held by Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund. Third Avenue Management LLC is a registered investment advisor that acts as an adviser to clients including GemCap Investment Funds plc, on behalf of Third Avenue Real Estate Value Fund (UCITS), and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund. GemCap Investment Funds plc, on behalf of Third Avenue Real Estate Value Fund (UCITS), is an investment company incorporated under the Irish Companies Act 2014 and authorized by the Central Bank of Ireland pursuant to the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, 2011. Third Avenue Management LLC has sole voting and dispositive power over all of the shares. The chair of the Company’s audit committee, Joanne M. Minieri, was appointed to the Company’s Board of Directors by Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (UCITS), but is not a representative of Third Avenue Management LLC, GemCap Investment Funds plc, on behalf of Third Avenue Real Estate Value Fund, or Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund.

PLAN OF DISTRIBUTION

We are registering shares of common stock, in order to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus, in accordance with the requirements of the Registration Rights Agreement entered into by the Company and each of the selling stockholders, pursuant to which we have agreed to register all of the shares of common stock issued to the selling stockholders in the transactions contemplated by the Private Placement Agreement entered into with each of the selling stockholders.

We will pay all expenses incurred by the Company or its subsidiaries in effecting any registration pursuant to the Registration Rights Agreement or otherwise complying with our obligations under the registration rights provisions of the Registration Rights Agreement, including, without limitation, all registration, filing and listing fees, provided that the selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of shares of common stock by them and all fees and disbursements of their counsel.

We have agreed in the Registration Rights Agreement to indemnify each of the selling stockholders against specified liabilities, including some liabilities under the Securities Act, and in some circumstances such selling stockholders may be entitled to contribution. Each of the selling stockholders has also agreed in the Registration Rights Agreement to indemnify us against specified liabilities, including some liabilities under the Securities Act, and in some circumstances we may be entitled to contribution.

We do not know when or in what amount the selling stockholders may offer the shares for sale. We expect that the offering price for the common stock will be based on the prevailing market price of the common stock at the time of sale. We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may sell all or a portion of the shares of common stock beneficially owned by them and registered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of the selling stockholders. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or selling or agent’s commissions. The shares of common stock may be sold on any national securities exchange or automated interdealer quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions other than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares of common stock are listed;
•	privately negotiated transactions between sellers and purchasers without a broker-dealer;

•	an agreement between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	settlement of short sales or transactions to cover short sales relating to the shares entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to creditors, equity holders, partners and members of the selling stockholders, as applicable;

•	transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing or by any other legally available means.

The selling stockholders may also transfer the shares of common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of common stock.

The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act or any other applicable provisions of the Securities Act or the rules promulgated thereunder, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of common stock for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, Inc.

In connection with sales of the shares of common stock or otherwise, the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell these securities short, and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling stockholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares of common stock registered on the registration statement to cover short sales of common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

Subject to any applicable company policy, the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may, from time to time, pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, persons to whom the shares have been hypothecated or other successors in interest as selling stockholders under this prospectus. The plan of distribution for that selling stockholder’s shares of common stock will otherwise remain unchanged. The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, persons to whom the securities have been hypothecated or other successors in interest thereof will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) for the purpose of satisfying any prospectus delivery requirements.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between the selling stockholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. The common stock is listed on the NYSE American LLC, or NYSE American, under the symbol “TPHS.” All of the foregoing may affect the marketability of the securities offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following summary is not a complete description of the applicable provisions of our certificate of incorporation, bylaws, the Plan, or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 79,999,997 shares of a class of common stock, par value $.01 per share, two shares of a class of preferred stock, par value $.01 per share (which have been redeemed in accordance with their terms and may not be reissued), one share of a class of special stock, par value $.01 per share, and 40,000,000 shares of a class of designation preferred stock, par value $.01 per share.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law, or the DGCL. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information” and “Incorporation by Reference.”

Common Stock

As of January 20, 2022, there were 36,700,736 shares of common stock issued and outstanding (excludes 6,433,258 shares held in treasury) held by 155 holders of record. Except as set forth below or otherwise required by law or as otherwise provided in any preferred stock or special stock that may be authorized in the future, the holders of the common stock exclusively possess all voting power, and each share of common stock has one vote.

Voting Rights

Except as set forth below or otherwise required by law or as otherwise provided in any preferred stock or special stock that may be authorized in the future, the holders of the common stock exclusively possess all voting power, and each share of common stock has one vote.

Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the alteration or change of the powers, preferences, rights or other terms of one or more outstanding series of preferred stock or series of designation preferred stock (or of special stock, as applicable) if the holders of such affected series of preferred stock or designation preferred stock (or the special stock, as applicable) are entitled, either separately or, in the case of one or more series of preferred stock or designation preferred stock, together with the holders of one or more other series of preferred stock or designation preferred stock, to vote thereon as a separate class pursuant to the certificate of incorporation or pursuant to the DGCL as currently in effect or as may be amended in the future.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of the special stock and any outstanding preferred stock.

Rights and Preferences

The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8200.

Quotation of Common Stock

Our common stock is listed on the NYSE American under the symbol “TPHS.”

Special Stock

In connection with the investment by Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, in the Company in October 2013, the Company issued to Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, one share of special stock, par value $.01 per share. The sole purpose of the share of special stock is to enable Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, to elect one member of the board of directors. No dividends or distributions may be declared, paid or made on the special stock. The special stock ranks senior to the common stock, as to distributions of assets on any liquidation, dissolution or winding up of the Company, but only in an amount equal to the par value of such share. The special stock will, subject to lawfully available funds, be automatically redeemed at such time as the “Special Stock Ownership Threshold” of 2,345,000 shares of common stock is no longer satisfied, at a per share redemption price equal to its par value. Except as expressly provided in the certificate of incorporation or as otherwise required by applicable law, the holder of the special stock is not entitled to vote such share on any matters submitted to a vote of stockholders of the Company.

Designation Preferred Stock

Subject to the rights of the holder of the special stock, and subject to the limitations prescribed by law, the board of directors is authorized, subject to any limitations prescribed by law or expressly set forth in the Certificate of Incorporation, to provide for the issuance of shares of designation preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, or a Preferred Stock Designation, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of designation preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the designation preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

As of the date of this prospectus, no designation preferred stock has been issued.

Board of Directors

Staggered Board. The board of directors is divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Subject to the provisions of our certificate of incorporation, each director serves for a term ending at the second annual meeting following the annual meeting at which such director was elected and until his or her successor is elected and qualified or his or her earlier resignation or removal. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned as nearly equal as possible. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company entitled to elect such director.

Special Stock Director. From and after the issuance of special stock and until the first date that the Special Stock Ownership Threshold is no longer satisfied, the board of directors shall include one director who is elected by the holder of the special stock, voting as a separate class to the exclusion of the holders of common stock, designation preferred stock and any preferred stock, such director referred to herein as the Special Stock Director.

On the first date that the Special Stock Ownership Threshold is no longer satisfied, the term of the Special Stock Director will automatically terminate, the person formerly holding such directorship will cease to be a director of the Company and the size of the board of directors will be automatically reduced by one directorship. Immediately following such reduction, the size of the board of directors will automatically be increased by one directorship, which will elected by the holders of common stock.

Restrictions on Transfers Related to Preservation of the Ability to Utilize Certain Tax Benefits Associated with NOLs

In order to help preserve its ability to utilize certain tax benefits primarily associated with the Company’s NOLs, the Company’s certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% stockholder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% stockholder of its percentage ownership interest in the Company. Any direct or indirect transfer attempted in violation of the certificate of incorporation will be void. The restrictions on transfer under the certificate of incorporation will not apply if the transferor or the transferee obtains the prior written approval of the board of directors. Any person who desires to effect an otherwise prohibited transaction may, prior to the date of the proposed transaction, submit a request in writing that the board of directors review and authorize the transaction, following the procedures set forth in the certificate of incorporation. These restrictive provisions in the certificate of incorporation will expire by their terms on the earliest to occur of, among other things, February 12, 2025; the date selected by the board of directors, if the board of directors determines that it is in the best interests of the Company’s stockholders for the restrictions set forth in the certificate of incorporation to be removed or released; and the date selected by the holders of a majority of the voting power of the Company, approved at an annual or special meeting of stockholders or by written consent.

Anti-Takeover Effects of Certain Provisions in Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain some provisions which may have the effect of delaying, deferring or preventing a change in control of the Company.

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Special Meetings

Our bylaws provide that a special meeting of the stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the board of directors and may not be called by any other person or persons.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 and the related notes and schedule incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 31, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 12, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 11, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed on November 11, 2021;

•	our Current Reports on Form 8-K, filed on March 11, 2021, June 28, 2021, July 2, 2021, August 13, 2021, September 29, 2021, October 15, 2021, October 25, 2021, November 4, 2021 and December 8, 2021;

•	our definitive proxy statement on Schedule 14A, filed on April 30, 2021; and

•	the description of our common stock contained in our Registration Statement on Form 8-A12(b) filed on December 16, 2015, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus until each selling stockholder sells all of the shares covered by this prospectus or the sale of shares by each selling stockholder pursuant to this prospectus is terminated.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.trinityplaceholdings.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such requests may be directed to Chief Financial Officer, Trinity Place Holdings Inc., 340 Madison Avenue, Suite 3C, New York, New York 10173, (212) 235-2190.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and current reports and other information with the SEC. Such materials may be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

2,539,473 Shares

Trinity Place Holdings Inc.

Common Stock

PROSPECTUS

February 4, 2022